SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

BioZone Pharmaceuticals, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-146182	20-5978559
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 22, 2013, BioZone Laboratories, Inc. (the “Seller”), a wholly-owned subsidiary of Biozone Pharmaceuticals, Inc. (the “Company”) entered into a Factoring and Security Agreement (the “Factoring Agreement”) with Midland American Capital Corporation (“Midland”) pursuant to which Midland will provide up to $1,500,000 of financing, on a discretionary basis, against the Company’s account receivables.

Under the Factoring Agreement, Midland has agreed to purchase certain account receivables of the Seller and the Seller has agreed to pay Midland an initial fee of 2.5% of the face amount of an account (subject to certain adjustments) plus 0.833% of the face amount of an account (subject to certain adjustments) for each 10 day period following the first 30 days of financing. If the receivable is not paid within 75 days of the purchase of the account, Midland can chargeback the receivable to the Seller, unless the debtor became insolvent, subject to certain exceptions. In addition, Midland can chargeback the receivable to the Seller in the case of an event of default or upon termination of the Factoring Agreement. The Factoring Agreement provides for certain customary covenants of the Seller and the Seller is subject to penalties in the event of a misdirected fee, a missing notation of Midland on an invoice and late charges on any monies owed to Midland. The term of the Factoring Agreement is one year and is subject to termination by either party upon sixty days prior written notice subject to certain exceptions.

In connection with the execution of the Factoring Agreement, the Seller entered into a Purchase Money Rider (the “Purchase Money Rider”) with Midland pursuant to which Midland will provide to the Seller, on a discretionary basis, financing to procure raw materials for the manufacture of Seller’s goods. The financing under the Purchase Money Rider may be made via direct payment to the Company’s suppliers or issuance of letters of credit. The Seller will be required to pay Midland an initial purchase fee of 2.95% of the amount financed plus a purchase money fee of 0.933% of the amount financed for each 10 day period following the first 30 days of financing.

As collateral security for all of the Seller’s obligations under the Factoring Agreement and Purchase Money Rider, the Seller granted Midland a security interest in all of its assets. To further secure the Seller's obligations under the Factoring Agreement and Purchase Money Rider, the Company and Baker Cummins Corp., a wholly owned subsidiary of the Company, executed a Guarantee and Security Agreement pursuant to which each of them agreed to guaranty the Seller’s obligations owed by such entity to Midland secured by a security interest in all of their assets.

In addition, in connection with the execution of the Factoring Agreement and Purchase Money Rider, Elliot Maza, the Chief Executive Officer, Chief Financial Officer and Secretary of the Company and Brian Keller, the President and Chief Scientific Officer of the Company executed a Validity Guaranty pursuant to which each of these persons has agreed to indemnify Midland from any loss incurred in the event of breach of certain representations and warranties made to Midland or any misstatement, fraud or criminal act on the part of any officer or agent of the Seller. Furthermore, certain noteholders holding notes in the aggregate principal amount of $2,300,000 entered into intercreditor agreements, whereby such noteholders agreed to subordinate to Midland their security interest in certain assets of the Company.

This description of the Factoring Agreement, Purchase Money Rider, Guarantee and Security Agreements, Validity Guarantees and Intercreditor Agreements do not purport to be complete and is qualified in its entirety by reference to forms of such agreements which are expected to be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

BioZone Pharmaceuticals, Inc.

Date: March 28, 2013	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: Chief Executive Officer and Chief Financial Officer